Exhibit 99.1

francesca’s® Reports a 15% Net Sales and a 7% Comparable Sales Increase for the Third Quarter 2016 and Increases Full Year Guidance

•	Diluted earnings per share were $0.26 for the third quarter compared to $0.16 last year, a 63% increase
•	Company raises fiscal 2016 sales and diluted earnings per share outlook to $1.03 to $1.07

HOUSTON, TEXAS — December 6, 2016 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today reported financial results for the third quarter ended October 29, 2016.

Steve Lawrence, President and CEO stated, “We are very pleased with our third quarter results, as we achieved double digit growth in sales and EPS exceeded our expectations. Our strong performance was the result of a 7% comparable sales increase as well as better than expected gross profit margin and operating margin. We had a good start to the quarter with a successful back-to-school season and the strong trends continued in September and October as our merchandise and boutique experience resonated well with our guests. Looking ahead, we will continue to execute on our strategic initiatives and believe we are well-positioned for a successful holiday season and beyond.”

THIRD QUARTER RESULTS

Net sales increased 15% to $119.5 million from $103.7 million in the comparable prior year quarter. This was due to a 7% increase in comparable sales primarily driven by an increase in the number of transactions both at boutiques and on-line as well as the addition of 50 net new boutiques since the prior year quarter. The Company opened 18 boutiques and closed one boutique during the quarter, bringing the total boutique count to 669 at the end of the quarter. Ecommerce comparable sales increased 47% to $5.7 million driven by increased website traffic and conversion rate.

Gross profit, as a percent of net sales, increased to 48.2% from 46.6% in the prior year quarter. This increase was attributable to 40 basis points of higher merchandise margin and 120 basis points of occupancy costs leverage. The increase in merchandise margin was mostly due to favorable mix change and lower markdowns compared to the prior year quarter.

Selling, general and administrative expenses increased 12% to $41.9 million from $37.3 million in the prior year quarter. This increase was primarily due to higher boutique and corporate payroll, professional fees, software costs and depreciation compared to the prior year quarter. The increase in boutique payroll was due to the larger boutique base while the remaining increases were due to investments in strategic initiatives, including technology and infrastructure.

Income from operations was $15.8 million, or 13.2% of net sales, compared to $11.1 million, or 10.7% of net sales, in the prior year quarter.

Diluted earnings per share was $0.26 for the quarter, a 63% increase over prior year’s third quarter diluted earnings per share of $0.16. Diluted earnings per share was also higher than the Company’s guidance of $0.16 to $0.19 due to the impact of higher sales and a better than expected gross margin rate as well as an approximately $0.03 per share favorable impact related to a shift in timing primarily of marketing and point-of-sale implementation expenses which the Company now expects to incur in the fourth quarter.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the quarter were $24.7 million compared to $42.0 million at the end of the comparable prior year quarter. During the third quarter, the Company repurchased 263,000 shares of its common stock at a cost of $4.2 million, bringing the Company’s total year-to-date repurchases to 3,506,000 shares at a cost of $48.0 million.

The Company ended the quarter with $42.8 million of inventory on hand compared to $43.9 million at the end of the comparable prior year period. Average ending inventory per boutique decreased by 10% versus the comparable prior year period.

FOURTH QUARTER AND FISCAL YEAR 2016 GUIDANCE

For the fourth quarter ending January 28, 2017, net sales are expected to be in the range of $143 million to $148 million; assuming comparable sales will be in the low single digit decrease to low single digit increase range compared to the prior year increase of 11%. The Company plans to open five new boutiques and close three boutiques during the fourth quarter. Diluted earnings per share are expected to be in the range of $0.33 to $0.37 and includes approximately $0.03 of expense due to a timing shift from third quarter to fourth quarter.

For the full year ending January 28, 2017, the Company now expects net sales to be in the range of $484 million to $489 million; assuming a low-single digit increase in comparable sales compared to the prior year increase of 3%. The Company expects to open 64 boutiques and close nine boutiques in fiscal year 2016, compared to 83 new boutiques opened and six boutiques closed in fiscal year 2015. Diluted earnings per share are now expected to be in the range of $1.03 to $1.07 compared to the previous guidance of $0.96 to $1.03. This guidance includes a $0.03 per share benefit associated with the previously announced resignation of the Company’s former Chairman, President and Chief Executive Officer. The number of average diluted shares for the full year assumed in guidance is 38.6 million shares. The effective tax rate is estimated to be 37.9%.

Capital expenditures for fiscal year 2016 are expected to be in the range of $25.0 million to $28.0 million.

Conference Call Information

A conference call to discuss the third quarter fiscal year 2016 results is scheduled for December 6, 2016, at 8:30 a.m. ET. A live webcast of the conference call will be available in the investor relations section of our website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until December 13, 2016. To access the telephone replay, listeners should dial 1-877-870-5176. The access code for the replay is 6784722. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our ecommerce business; our ability to successfully open and operate new boutiques each year; and our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 30, 2016 filed with the Securities and Exchange Commission (“SEC”) on March 25, 2016 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 674 boutiques in 48 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Kelly Dilts 832-494-2236
646-277-1214	Kate Venturina 832-494-2233
IR@francescas.com

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts, Percentages and Basis Points)

	Thirteen Weeks Ended
	October 29, 2016		October 31, 2015		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$119,470	100.0%	$103,728	100.0%	$15,742	15%	-
Cost of goods sold and occupancy costs	61,843	51.8%	55,362	53.4%	6,481	12%	(160)
Gross profit	57,627	48.2%	48,366	46.6%	9,261	19%	160
Selling, general and administrative expenses	41,872	35.0%	37,286	35.9%	4,586	12%	(90)
Income from operations	15,755	13.2%	11,080	10.7%	4,675	42%	250
Interest expense	(131)	(0.1)%	(122)	(0.1)%	(9)	(7)%	-
Other income	79	0.1%	29	0.0%	50	172%	10
Income before income tax expense	15,703	13.1%	10,987	10.6%	4,716	43%	250
Income tax expense	6,009	5.0%	4,036	3.9%	1,973	49%	110
Net income	$9,694	8.1%	$6,951	6.7%	$2,743	39%	140

(1)	Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.26	$0.16
Weighted average diluted share count	37,675	42,246

Comparable sales change	7%	4%

	Thirty-Nine Weeks Ended
	October 29, 2016		October 31, 2015		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$340,843	100.0%	$304,772	100.0%	$36,071	12%	-
Cost of goods sold and occupancy costs	180,149	52.9%	161,205	52.9%	18,944	12%	-
Gross profit	160,694	47.1%	143,567	47.1%	17,127	12%	-
Selling, general and administrative expenses	116,353	34.1%	105,422	34.6%	10,931	10%	(50)
Income from operations	44,341	13.0%	38,145	12.5%	6,196	16%	50
Interest expense	(353)	(0.1)%	(344)	(0.1)%	(9)	(3)%	-
Other income (expense)	118	0.0%	(91)	0.0%	209	230%	-
Income before income tax expense	44,106	12.9%	37,710	12.4%	6,396	17%	50
Income tax expense	16,740	4.9%	14,214	4.7%	2,526	18%	20
Net income	$27,366	8.0%	$23,496	7.7%	$3,870	16%	30

(1)	Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.70	$0.55
Weighted average diluted share count	38,945	42,365

Comparable sales change	3%	(1)%

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	October 29,	January 30,	October 31,
	2016	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$24,725	$56,224	$42,015
Accounts receivable	8,218	9,580	8,683
Inventories	42,774	31,541	43,885
Deferred income taxes	5,709	6,411	5,737
Prepaid expenses and other current assets	7,745	7,013	6,023
Total current assets	89,171	110,769	106,343
Property and equipment, net	82,992	77,894	79,017
Deferred income taxes	4,425	3,847	6,659
Other assets, net	1,370	1,067	1,656
TOTAL ASSETS	$177,958	$193,577	$193,675

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,550	$14,305	$15,933
Accrued liabilities	16,629	16,328	14,817
Total current liabilities	33,179	30,633	30,750
Landlord incentives and deferred rent	38,821	36,552	37,540
Total liabilities	72,000	67,185	68,290

Commitments and contingencies

Stockholders’ equity:
Common stock - $.01 par value, 80.0 million shares authorized; 46.1 million, 45.9 million and 45.5 million shares issued at October 29, 2016, January 30, 2016 and October 31, 2015, respectively.	461	459	455
Additional paid-in capital	107,908	107,693	106,722
Retained earnings	128,922	101,556	86,900
Treasury stock, at cost – 8.3 million, 4.8 million and 3.8 million shares held at October 29, 2016, January 30, 2016 and October 31, 2015, respectively.	(131,333)	(83,316)	(68,692)
Total stockholders’ equity	105,958	126,392	125,385

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$177,958	$193,577	$193,675

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Thirty-Nine Weeks Ended
	October 29, 2016	October 31, 2015
Cash Flows Provided by Operating Activities:
Net income	$27,366	$23,496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,415	12,361
Stock-based compensation expense	18	2,416
Excess tax benefit from stock-based compensation	(2)	(81)
Impairment charges	66	-
Loss on sale of assets	265	360
Deferred income taxes	(81)	(5,374)
Changes in operating assets and liabilities:
Accounts receivable	1,364	3,677
Inventories	(11,233)	(20,084)
Prepaid expenses and other assets	(1,294)	(66)
Accounts payable	2,015	6,086
Accrued liabilities	301	2,913
Landlord incentives and deferred rent	2,269	4,663
Net cash provided by operating activities	35,469	30,367

Cash Flows Used in Investing Activities:
Purchases of property and equipment	(18,666)	(19,850)
Other	8	12
Net cash used in investing activities	(18,658)	(19,838)

Cash Flows Used in Financing Activities:
Repurchases of common stock	(48,715)	(7,872)
Proceeds from the exercise of stock options	403	206
Excess tax benefit from stock-based compensation	2	81
Net cash used in financing activities	(48,310)	(7,585)

Net (decrease) increase in cash and cash equivalents	(31,499)	2,944
Cash and cash equivalents, beginning of year	56,224	39,071
Cash and cash equivalents, end of period	$24,725	$42,015

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$13,014	$14,909
Interest paid	$143	$142

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended
	October 29, 2016		October 31, 2015		Variance
	In Dollars	As a % of Sales	In Dollars	As a % of Sales	In Dollars	%
	(in thousands, except percentages)
Apparel	$63,926	53.5%	$54,326	52.4%	$9,600	18%
Jewelry	26,143	21.9%	21,265	20.5%	4,878	23%
Accessories	17,433	14.6%	17,078	16.5%	355	2%
Gifts	11,638	9.7%	10,847	10.4%	791	7%
Merchandise sales	119,140	99.7%	103,516	99.8%	15,624	15%
Others(1)	330	0.3%	212	0.2%	118	56%
Net sales	$119,470	100.0%	$103,728	100.0%	$15,742	15%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Sales

	FY 2016	FY 2015	FY 2014
Q1	2%	(2)%	(7)%
Q2	0%	(4)%	(7)%
Q3	7%	4%	(6)%
Q4		11%	1%
Fiscal year		3%	(5)%

Boutique Count

	Thirty-Nine Weeks Ended October 29, 2016	Fiscal Year Ended January 30, 2016	Thirty-Nine Weeks Ended October 31, 2015
Number of boutiques open at the beginning of period	616	539	539
Boutiques opened	59	83	80
Boutiques closed	(6)	(6)	-
Number of boutiques open at the end of period	669	616	619